EXHIBIT 12.1

100 Pine Street, Suite 1250

San Francisco, CA 94111

Tel:  +1 (415) 707-2717 à Fax: +1 (415) 535-1665

www.dolkartlaw.com

Via Electronic Mail

October 26, 2021

TRIAD PRO INNOVATORS, INC

8275 S. Eastern Ave

Las Vegas, NV 89123

Tel: +1-(714) 790-3662

info@triadproinc.com

           Re: Triad Pro Innovators, Inc. Offering Statement on Form 1-A (amended)

To Whom it May Concern:

I, the undersigned, have acted as special counsel to Triad Pro Innovators, Inc. (the “Company”) a Nevada corporation, in connection with the Company’s Offering Statement on Form 1-A (the “Offering Statement”) as amended, relating to the application for exemption from registration under Section 3(b) of the Securities Act of 1933, as amended (the “Act”), and Regulation A+ promulgated thereunder, of a maximum of 250,000,000 Units at an offering price of $0.02 per Unit (“Unit”). Each Unit consists of one share of common stock (par value $0.001 per share) one warrant and one share of common stock that is issuable upon the exercise of the warrant at an exercise price of $0.06 (the “Units”) at an offering price of $0.02 per Unit.

The Units, when issued and sold by the Company in the manner contemplated in the Registration Statement and Prospectus against payment therefor, and assuming the due authorization, execution and delivery of the Units by Pacific Stock Transfer, as transfer agent, will constitute the  legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of Nevada, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith, and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The common stock included in the Units, when the Units are issued and sold by the Company in the manner contemplated in the Registration Statement and Prospectus, against payment therefor, will be validly issued, fully paid, and nonassessable.

The Warrants included in the Units, when the Units are issued and sold by the Company in the manner contemplated in the Offering against payment therefor, and assuming the due authorization, execution and delivery of such Warrants by the Warrant Agent, will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of Nevada, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The common stock issuable upon exercise of the Warrants, assuming the due authorization, execution and delivery of such Warrants by each of the Company and the Warrant Agent, in accordance with the Warrant Agreement, will be validly issued, fully paid, and nonassessable.

For the purposes of rendering this opinion, I have examined corporate records, agreements, instruments and other documents of the Company, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In all such examinations, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, the due authority of the parties signing such documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

As to questions of fact relevant to the opinions expressed herein, I have relied without investigation upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from officers and/or directors of the Company and other persons with personal knowledge of such facts and/or circumstances.

We hereby consent to the use of this letter as an exhibit to the Offering Statement and to any and all references to this firm in the Offering.  In so consenting, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Thank you in advance for your prompt attention to this matter.

Kind Regards, John E. Dolkart, Jr., Esq.